Execution Version

PURCHASE AND SALE AGREEMENT
dated as of September 23, 2020
among
FOX SPORTS NET, LLC,
as Initial Servicer,
and the
ORIGINATORS FROM TIME TO TIME PARTY HERETO,
as Originators
and
DIAMOND SPORTS FINANCE SPV, LLC,
as Borrower

i

ii

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT dated as of September 23, 2020 (this “Agreement”) is among FOX SPORTS NET, LLC, a Delaware limited liability company (“FSN”), as initial servicer (in such capacity, the “Initial Servicer”), THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS ORIGINATORS (the “Originators” and each, an “Originator”), and DIAMOND SPORTS FINANCE SPV, LLC, a Delaware limited liability company (the “Borrower”).
BACKGROUND
1.    The Borrower is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by FSN.
2.    Each Originator generates Receivables in the ordinary course of its businesses.
3.    Each Originator, in order to finance its business, wishes to sell (and FSN may from time to time wish to contribute in its discretion) Receivables and the Related Assets to the Borrower, and the Borrower is willing to purchase or accept such Receivables and the Related Assets from such Originator, on the terms and subject to the conditions set forth herein.
4.    Each Originator and the Borrower intend each such transaction to be a true sale or an absolute contribution and conveyance of Receivables and the Related Assets by such Originator to the Borrower, providing the Borrower with the full benefits of ownership of the Receivables, and no Originator nor the Borrower intends for the transactions hereunder to be characterized as a loan from the Borrower to the Originators.
5.    The Borrower intends to pledge the Receivables and the Related Rights it acquires hereunder to the Administrative Agent pursuant to the Loan and Security Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND RELATED MATTERS
SECTION 1.01 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) the Loan and Security Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Loan and Security Agreement”) among the Borrower, the Initial Servicer, the Persons from time to time party thereto as Lenders, Credit Suisse AG, New York Branch, as Administrative Agent and Wilmington Trust, National Association, as Collateral Agent, Paying Agent and Back-up Servicer and (b) as used in this Agreement, unless the context otherwise requires, the following capitalized terms have the meanings indicated below:

“Default Threshold” means (a) in the case of amounts of enforceable judgements or decrees for the payment of money entered against the Borrower, any Originator, the Initial Servicer or any Performance Guarantor, $250,000,000 or, solely with respect to the Borrower, $50,000 (net of (x) amounts covered by insurance policies issued by reputable insurance companies as determined by the Borrower and (y) amounts covered by valid third party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim) and (b) in the case of payments in respect of indebtedness for borrowed money which Diamond Sports Group, LLC or any of its consolidated subsidiaries shall fail to pay, any "Material Indebtedness" (as defined in the Credit Agreement as of the date hereof, without giving effect to any amendment, supplement or other modification thereto or any termination thereof) or “Loan Document Obligations” (as defined in the Credit Agreement) constituting indebtedness for borrowed money in an aggregate principal amount exceeding $250,000,000.
“Early Amortization Event” means, as of any date of determination, the occurrence of any of the following events:
(a)    the average Default Ratio over any three consecutive Settlement Periods exceeds 2.50%;
(b)    the average Delinquency Ratio over any three consecutive Settlement Periods exceeds 2.50%;
(c)    the average Dilution Ratio over any three consecutive Settlement Periods exceeds 3.75%;
(d)    Diamond Sports Group, LLC and its consolidated Subsidiaries shall fail to maintain an aggregate of at least $25,000,000 of Unrestricted Cash in accounts of such entities and such failure shall continue for five consecutive Business Days;
(e)    the “First Lien Leverage Ratio” (as defined in the Credit Agreement as in effect at such time) shall exceed, as of the last day of any applicable test period under the Credit Agreement, the “First Lien Leverage Ratio” applicable to the Credit Agreement as the financial covenant in effect in respect of such test period (provided that, for the avoidance of doubt, (x) such test shall only be applicable hereunder and under the other Transaction Documents to the extent such covenant is applicable under the Credit Agreement based on the applicable springing covenant test under the Credit Agreement as in effect at such time and (y) any breach of the financial covenant under the Credit Agreement associated with the “First Lien Leverage Ratio” shall only constitute an Early Amortization Event for purposes of this clause (e) after giving effect to any applicable cure provisions in the Credit Agreement as then in effect);
(f)    “Consolidated EBITDA” (as defined in the Credit Agreement as in effect at such time) of Holdings and its “Restricted Subsidiaries” (as defined in the Credit Agreement as in effect at such time), less “Consolidated Interest Expense” (as defined in the Credit Agreement as in effect at such time) of Holdings and its “Restricted Subsidiaries”, shall be less than zero as of the last day of any fiscal quarter (measured on a trailing four fiscal quarter basis);

(g)    one or more enforceable judgments or decrees for the payment of money in excess of the applicable Default Threshold shall be entered against the Borrower, any Originator, the Servicer or any Performance Guarantor, and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days;
(h)    with respect to any indebtedness described in clause (b) of the definition of Default Threshold in an amount equal to or greater than the applicable Default Threshold, any event shall occur or condition shall exist under any agreement, indenture, or instrument relating to any such Indebtedness that would constitute a default and such condition shall remain unremedied after any applicable grace periods, and such default results in the holder or holders of such Indebtedness actually causing such Indebtedness to become due prior to its stated maturity and any such acceleration has not been rescinded;
(i)    the Days Sales Outstanding shall exceed 80 days with respect to any Settlement Period;
(j)    an Event of Default or Initial Servicer Default shall have occurred; or
(k)    a Level III Trigger Event shall have occurred.
“Joinder Agreement” has the meaning given in Section 9.01.
“Purchase and Sale Termination Date” means, with respect to any Originator, the date that Receivables and Related Assets cease being sold or contributed, as applicable, to the Borrower under this Agreement pursuant to Article VI of this Agreement.
“Purchase Price” means, with respect to any sale of any Receivable hereunder, a price calculated by the Borrower equal to:
(a)    the Unpaid Balance of such Receivable, minus
(b)    a discount reflecting the expected costs to be incurred by the Borrower in financing the purchase of such Sold Receivable until the Unpaid Balance of such Receivable is paid in full, minus
(c)    a discount reflecting the portion of such Receivable that is reasonably expected by such Originator on the Purchase Date to become a Defaulted Receivable by reason of clause (b) of the definition thereof, minus
(d)    a discount reflecting the portion of such Sold Receivable that is reasonably expected by such Originator on the Purchase Date to be reduced on account of Dilutions, minus
(e)    amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Receivable;

provided that such calculations shall be determined in a manner formulated to arrive at the Borrower’s best estimate of the fair market value of such Receivable, and shall be based on the historical experience of (x) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (y) the Borrower, with respect to the calculations required in clauses (b) and (e) above.
“Purchase Request” means an electronic request submitted to the Borrower (with a copy to the Administrative Agent, the Collateral Agent and the Paying Agent) by the Servicer on behalf of one or more Originators in the format attached hereto as Exhibit 2.02.
“Related Assets” means (a) all rights to all Related Security with respect to the Receivables (but excluding any obligations or liabilities under the Contracts), (b) all Records, (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security, (d) all rights and remedies of any Originator under any Transaction Documents and any other rights or assets pledged, sold or otherwise transferred to Borrower hereunder, and (e) all products and proceeds of any of the foregoing.
“Sold Receivables” has the meaning set forth in Section 2.02(b).
“Subordinated Loan” has the meaning given in Section 2.04(c).
“Subordinated Loan Percentage Condition” means, on any date, the percentage obtained by dividing (a) the aggregate outstanding principal amount of the Loans by (b) the sum of (x) the aggregate Unpaid Balance of all of the Pool Receivables and (y) all amounts on deposit in the Borrower Collection Account shall, after giving effect to the proposed acquisition of any Receivables and the payment of the Purchase Price thereto on such date, be greater than or equal to 75%.
“Subordinated Note” has the meaning given in Section 2.04(c).
“Transferred Receivables” means the Sold Receivables, together with any Receivables contributed by the Parent to the Borrower in its absolute and sole discretion in accordance with Section 2.02(a)(ii) or otherwise from time to time.
SECTION 1.02 Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Loan and Security Agreement.
ARTICLE II
AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE
SECTION 2.01 Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, each Originator hereby agrees to offer in its discretion to sell or contribute, as applicable, to Borrower, and Borrower hereby agrees to purchase or acquire from each Originator, as applicable, all of such Originator’s right, title and interest in, to and under the Receivables and the Related Assets sold or contributed hereunder from time to time. Each offer to sell Receivables hereunder shall be accompanied by a Purchase Request.
SECTION 2.02 Timing of Purchases.
(a)    As of the Closing Date, (i) Parent will contribute certain Receivables to the Borrower as a capital contribution in the amount set forth in a written notice on the date thereof from Parent to Borrower and the Administrative Agent and (ii) the Originators will sell, and the Borrower will Purchase, the Receivables identified in the initial Purchase Request.
(b)    On any date specified in a Purchase Request to the extent the following conditions specified in Section 2.03 are met (a “Purchase Date”), the Borrower shall purchase all Receivables identified in such Purchase Request (each Receivable sold pursuant to this clause (b) or clause (a)(i) above, individually, a “Sold Receivable” and, collectively, the “Sold Receivables”).
SECTION 2.03 Conditions to Each Purchase of Receivables. Each purchase of Receivables hereunder shall be subject to the conditions precedent that on the applicable Purchase Date:
(a)    the Borrower shall have received a Purchase Request three Business Day prior to such Purchase Date;
(b)    no Event of Default, Unmatured Event of Default, Unmatured Early Amortization Event, Early Amortization Event, Unmatured Initial Servicer Default or Initial Servicer Default has occurred and is continuing;
(c)    the Borrower can pay the Purchase Price for the Receivables in accordance with Section 2.04;
(d)    the related Originator’s representations and warranties set forth in Sections 4.01 and 4.02 hereof shall be true and correct on and as of the applicable Purchase Date (or, if such representation or warranty is expressly made only as of another date, as of such date), including with respect to the Eligible Receivables designated to be transferred in the applicable Purchase Request, and the related Originator shall have performed all obligations required to be performed by it hereunder on or prior to such Purchase Date; and
(e)    the Purchase and Sale Termination Date shall not have occurred with respect to the applicable Originator selling on such Purchase Date.
SECTION 2.04 Payment of Purchase Price.
(a)    The Purchase Price to be paid to each Originator for the Receivables and the Related Assets shall be paid on the Purchase Date.
(b)    Borrower shall pay the related Originator the Purchase Price with respect to each Sold Receivable and the Related Assets created or acquired by such Originator on the

Purchase Date by transfer of funds, to the extent that Borrower has funds available for that purpose.
(c)    To the extent that the Purchase Price of Sold Receivables exceeds the amount of cash then available to the Borrower, the applicable Originator hereby agrees to make a subordinated loan (each such loan, a “Subordinated Loan”) or (solely to the extent such originator is the Parent and in its sole and absolute discretion) make a capital contribution to or for the account of the Borrower, in either case, in an amount not to exceed the amount of such excess in satisfaction of the equivalent portion of the Purchase Price not paid in cash and, in the case of the Subordinated Loans, only to the extent the Subordinated Loan Percentage Condition will be satisfied on such day in accordance with the definition thereof . The Subordinated Loans of an Originator shall be evidenced by a subordinated promissory note in the form of Exhibit 2.04 (a “Subordinated Note”) executed by Borrower and payable to such Originator. The Subordinated Loans shall bear interest and be payable as provided in the Subordinated Note.
SECTION 2.05 Intention of the Parties; Security Interest.
(a)     The parties hereto intend that each sale or contribution hereunder shall be absolute and shall constitute a purchase and sale or capital contribution, as applicable, and not a loan. In addition to and not in derogation of any rights now or hereafter acquired by Borrower under Section 2.01, the parties hereto agree that this Agreement shall constitute a security agreement under applicable law if a court of competent jurisdiction determines, despite the intent of the parties, that any transaction provided for herein constitutes a loan and not a sale or capital contribution, as applicable, that each Originator shall be deemed to have granted, and each Originator does hereby grant, to Borrower a continuing security interest in all of such Originator’s right, title and interest in, to and under the Transferred Receivables whether now owned or hereafter acquired by such Originator to secure the obligations of such Originator to Borrower hereunder (including, if and to the extent that any sale or conveyance is recharacterized as a transfer for security under applicable law, the repayment of a loan deemed to have been made by Borrower to the applicable Originator in the amount of the Purchase Price with respect thereto including interest thereon at the Alternate Base Rate).
(b)    Each Originator hereby grants, assigns, conveys, pledges, hypothecates and transfers to Borrower a Lien upon and security interest in all of such Originator’s right, title and interest in, to and under, (i) the Originator Collection Accounts, and related lockboxes and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing such Originator Collection Accounts, such lockboxes or such funds, (ii) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for such Originator Collection Accounts, such lockboxes or such funds on deposit therein, and (iii) all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, such Originator Collection Accounts, such lockboxes and such funds on deposit therein, in each case, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Originator (including under any trade names styles or derivations of such Originator) and regardless of where located.

ARTICLE III
ADMINISTRATION AND COLLECTION
SECTION 3.01 FSN to Act as Initial Servicer; Contracts.
(a)    Pursuant to the Loan and Security Agreement, the Initial Servicer has been appointed (subject to any rights of the Administrative Agent to terminate Initial Servicer and appoint a Successor Servicer) to service the Transferred Receivables and the Related Assets for the benefit of Administrative Agent and Borrower pursuant to Article VIII of the Loan and Security Agreement.
(b)    Each Originator shall cooperate with Borrower and Servicer in collecting amounts due from Obligors in respect of the Transferred Receivables.
(c)    Borrower and each Originator hereby grant to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Borrower or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Transferred Receivables or other right of any kind held or transmitted by Borrower or such Originator or transmitted or received by Borrower (whether or not from such Originator) or such Originator in connection with any Transferred Receivable and any Related Assets (including under the related Records).
(d)    Each Originator hereby grants to Borrower and to Administrative Agent, as assignee of Borrower, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of Borrower or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Transferred Receivables or other right of any kind held or transmitted by Borrower or such Originator or transmitted or received by Borrower (whether or not from such Originator) or such Originator in connection with any Transferred Receivable and any Related Assets (including under the related Records and with respect to the related Obligors), and including, without limitation, to notify Obligors to redirect payments owing thereunder to any account specified by the Administrative Agent. Each Originator hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. Notwithstanding the foregoing, the Administrative Agent shall not exercise such power of attorney unless a Trigger Event has occurred and is continuing.
(e)    Each Originator shall perform all of its obligations under the Records to the same extent as if the Transferred Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of Borrower, Servicer, Administrative Agent or any of their respective designees of its rights hereunder or under the Loan and Security Agreement shall not relieve such Originator from such obligations.
(f)    Each Originator hereby covenants and agrees that it shall provide the Servicer (including any successor Servicer) with all necessary servicing files and records

(including copies thereof) relating to the Contracts, Transferred Receivables and Related Security (subject to the provisions of Section 8.09 of the Loan and Security Agreement).
(g)    Within ninety (90) days of the Closing Date the Initial Servicer shall establish a Secure Data Room satisfactory to the Borrower and the Administrative Agent in their reasonable discretion and download (or cause the Originators to download) electronic copies of all Contracts with MVPD Obligors to such Secure Data Room. Each Originator covenants and agrees to promptly download a copy of all amendments and written modifications to the Secure Data Room promptly upon the execution thereof. The Initial Servicer shall deliver to an escrow agent satisfactory to the Administrative Agent passwords to allow access to the Secure Data Room and update such passwords as necessary to insure access to the Secure Data Room through the passwords deposited with such escrow agent.
(h)    Within ninety (90) days of the Closing Date the Initial Servicer shall establish a Secure Data Room satisfactory to the Borrower and the Administrative Agent in their reasonable discretion and download (or cause the Originators to download) electronic copies of all invoices with respect to Advertising Receivables to such Secure Data Room. Each Originator covenants and agrees to promptly download on a monthly basis a copy of all new invoices with respect to Advertising Receivables. The Initial Servicer shall deliver to an escrow agent satisfactory to the Administrative Agent passwords to allow access to the Secure Data Room and update such passwords as necessary to insure access to the Secure Data Room through the passwords deposited with such escrow agent.
SECTION 3.02 Deemed Collections; Repurchases.
(a)    If on any day:
(i)    If the Unpaid Balance of any Transferred Receivable originated by any Originator is (A) reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Originator or any Affiliate of any Originator, or any setoff, counterclaim or dispute between any Originator or any Affiliate of any Originator, and an Obligor or (B) extended, amended or otherwise modified or waived or any payment term or condition of any related Contract is amended, modified or waived (except as expressly permitted under Section 8.02(a) of the Loan and Security Agreement); or
(ii)    any of the representations or warranties of any Originator set forth in Sections 4.02 (a), (c), (n), (k) and (r) were untrue when made with respect to any Transferred Receivable originated by such Originator as determined by the Administrative Agent;
then, on such day, such Originator shall be deemed to have received a Collection of such Transferred Receivable:
(A)    in the case of clauses (i)(A) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the Unpaid Balance in respect of such Transferred Receivable included in calculating the Net Pool Balance (after giving effect to any Collections applied thereto) or, in the case of clause (i)(B) above, in the amount that such extension, amendment, modification or waiver affects the Unpaid Balance of the related Transferred Receivable in the sole determination of the Administrative Agent (it being understood that any amendment, modification or waiver affecting an Originator’s right or manner of receiving payment under the related Contract shall affect the full Unpaid Balance of the related Transferred Receivable unless such amendment, modification or waiver is expressly limited to the rights in respect of a lesser amount).
(B)    in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Transferred Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of any Originator are or were untrue.
Collections deemed received by any Originator under this Section 3.02(a) are herein referred to as “Deemed Collections”.
(b)    Any Originator that is deemed to receive Deemed Collections shall transfer to a Borrower Collection Account immediately available funds in the amount of such Deemed Collections no later than the earlier to occur of the Settlement Date or Purchase Date immediately following any DSG Party’s actual knowledge of the event giving rise to such Deemed Collections; provided, however that with respect to any Deemed Collection related to the setoff of any commissions owing to any advertising agency under any Contract relating to a Pool Receivable that is an Advertising Receivable against any amounts owing by such advertising agency to the related Originator under such Contract to reduce the Unpaid Balance of any such Pool Receivable, the amount of any such reduction in the Unpaid Balance of such Pool Receivable shall be paid as a Deemed Collection by the applicable Originator at least one (1) Business Day prior to the such Originator confirming such setoff with the applicable Obligor.
(c)    In the event that any Originator makes a Deemed Collection payment in full of the Unpaid Balance of a Transferred Receivable in accordance with Section 3.02(a), the Borrower shall at the request of the applicable Originator reconvey such Receivable to the applicable Originator. Each Originator shall ensure that no Collections or other proceeds with respect to a formerly Transferred Receivable so reconveyed to it are paid or deposited into the Borrower Collection Account.
(d)    Other than pursuant to Section 3.02(c), no Originator shall repurchase any Transferred Receivable unless the Borrower and the Administrative Agent shall have consented to such repurchase in writing.
SECTION 3.03 Actions Evidencing Purchases. (a) On or prior to the Closing Date, each Originator (or Servicer, on behalf of such Originator) shall mark its records evidencing Receivables and Contracts in a form reasonably acceptable to the Administrative Agent, evidencing that the Receivables originated by such Originator have been transferred in whole or in part to the Borrower in accordance with this Agreement, and none of the Originators or Initial Servicer shall change or remove such mark without the consent of the Administrative Agent, as its assignee. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Borrower or the Administrative Agent, as its assignee, may reasonably request in order to perfect or more fully evidence the purchases, sales and contributions hereunder, or to enable Borrower or the Administrative Agent, as its assignee, to exercise or enforce any of their respective rights with respect to the Transferred Receivables and the Related Assets. Without limiting the generality of the foregoing, each Originator will, upon the request of Borrower or the Administrative Agent: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of Borrower and the Administrative Agent, as its assignee, in the Transferred Receivables originated by such Originator and the Related Assets; and (ii) if an Initial Servicer Default or an Event of Default has occurred and is continuing, mark conspicuously at the Administrative Agent’s request each Contract evidencing each Receivable originated by such Originator with a legend, reasonably acceptable to the Administrative Agent evidencing that Receivables have been or may have been sold or contributed in accordance with this Agreement.
(b)    Each Originator hereby authorizes Administrative Agent (i) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming such Originator as debtor relative to all or any of the Receivables originated by such Originator and the Related Assets now existing or hereafter arising and (ii) to the extent permitted by the Loan and Security Agreement, to notify Obligors of the assignment of the Transferred Receivables originated by such Originator and the Related Assets.
(c)    Without limiting the generality of Section 3.03(a), each Originator hereby authorizes Administrative Agent to file, and shall deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01 Mutual Representations and Warranties. Each Originator represents and warrants to Borrower, Administrative Agent and each Secured Party, and Borrower represents and warrants to each Originator as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:
(a)    Organization and Powers. It is (a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the state of its organization, (b) has the corporate or other organizational power and authority to participated in the Transactions and to execute, deliver and perform its obligations under each Transaction Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clauses

(b) and (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by it and constitutes, and each other Transaction Document to which it is to be a party, when executed and delivered by it, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)    No Violation. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Transaction Documents, (ii) will not violate its limited liability company agreement, partnership agreement or bylaws, as applicable, (iii) will not violate any requirements of Applicable Law applicable to it, (iv) will not conflict with, result in any breach or (without notice or lapse of time or both) a default under any other agreement or instrument to which it is a party or by which it or any of its properties is bound and (v) will not result in the creation or imposition of any Lien on any of its assets except Liens created under the Transaction Documents or permitted under the Credit Agreement, except in the case of each of clauses (i), (iii), and (iv) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The agreements set forth in Annex 6 to that certain corporate opinion delivered by Pillsbury Winthrop Shaw Pittman LLP on the date hereof constitute all outstanding material agreements of such Originator that (x) are for borrowed money, or (y) contain covenants or other restrictions on such Originator’s ability to incur debt or permit liens on its assets.
(d)    No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the grant of a security interest in any portion of the Collateral or the consummation of the purposes of this Agreement or of any of the other Transaction Documents or (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect.
(e)    Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against it, and, to its knowledge, no threat by any Person has been made to attempt to obtain any such decision against it or its properties, in each case that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(f)    Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Applicable Law.

(g)    Ordinary Course of Business. Each remittance of Collections on the Transferred Receivables to the Borrower under this Agreement or pursuant to the other Transaction Documents will have been (i) in payment of an obligation incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Borrower and (ii) made in the ordinary course of business or financial affairs of such Originator and the Borrower.
SECTION 4.02 Additional Representations and Warranties of Each Originator. Each Originator represents and warrants to Borrower, Administrative Agent and each Secured Party as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:
(a)    Valid Sale. This Agreement constitutes an absolute and irrevocable valid sale, transfer and assignment or contribution, as applicable, of the Transferred Receivables originated by such Originator and the Related Assets to Borrower free and clear of any Adverse Claim, or alternatively the granting of a valid and continuing first priority perfected security interest in the Transferred Receivables originated by such Originator and the Related Assets to Borrower free and clear of any Adverse Claim.
(b)    Use of Proceeds. The use of all funds obtained by such Originator under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.
(c)    Quality of Title. Prior to its sale or contribution to Borrower hereunder, each Receivable originated by such Originator, together with the Related Assets, is owned by it free and clear of any Adverse Claim; when Borrower purchases or acquires by contribution such Receivable and Related Assets and all Collections and proceeds if any of the foregoing, Borrower shall have acquired legal and equitable title to such Receivable, for fair consideration and reasonably equivalent value, free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Receivable, any interest therein, and the Related Assets is on file in any recording office, except such as may be filed (i) in favor of Borrower in accordance with any Purchase and Sale Agreement (and assigned to Administrative Agent) or (ii) in favor of Administrative Agent in accordance with the Loan and Security Agreement or any Transaction Document. No such Receivable has been sold, transferred, assigned or pledged by the Originator to any Person other than the Borrower.
(d)    Accurate Reports. No Information Package or any other written information (including e-mail or other electronically transmitted information), exhibit, financial statement, document, book, record or report furnished or to be furnished by or on its behalf or any of its respective Affiliates to Administrative Agent, Collateral Agent, Account Bank, Paying Agent, any Lender or any other Secured Party in connection with the Transferred Receivables or Related Assets, this Agreement or the other Transaction Documents, whether before or after the date of this Agreement: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished (as modified or supplemented by other information so furnished) when taken as a whole; or (ii) contained or will contain when furnished (as modified or supplemented by other information so furnished), when taken as a whole, any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in light of the circumstances under which they were made; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, it represents only that such information has been prepared in good faith based on assumptions it believed to be reasonable at the time such information was delivered; and provided, further, that such information are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond its control, no assurance can be given that any particular projection or other information will be realized and actual results during the period or periods covered by such information may differ from such projections and that the differences may be material..
(e)    UCC Details. (i) Such Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and (ii) the location of its chief executive office and principal place of business are specified in Annex 1 and the offices where such Originator keeps all its Records are located at the addresses specified in Annex 1 (or at such other locations, notified to Administrative Agent and Borrower in accordance with Section 7.01(l) or 8.01(f) of the Loan and Security Agreement), in jurisdictions where all actions required under Section 9.06 of the Loan and Security Agreement has been taken and completed. Except as described in Annex 1, such Originator has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and such Originator has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Each Originator is organized only in a single jurisdiction.
(f)    Collection Accounts. The account numbers of the Originator Collection Accounts and related Collection Account Banks are specified in Schedule II to the Loan and Security Agreement. The Collateral Agent has “control” (as defined in Section 9-104 of the UCC) over each Originator Collection Account and each Originator Collection Account is subject to an Account Control Agreement.
(g)    Tax Status. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such Originator (i)  has timely filed or caused to be filed all Tax returns required to have been filed and (ii) has paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in its capacity as tax withholding agents, except any Taxes (A) that are not overdue by more than 30 days or (B) that are being contested in good faith by appropriate proceedings, provided that it has set aside on its books adequate reserves therefor in accordance with GAAP.
(h)    Servicing Programs. No license or approval is required for Servicer or Borrower’s use of any software or other computer program used by such Originator in the servicing of the Transferred Receivables, other than those which have been obtained and are in full force and effect.

(i)    Credit and Collection Policies. Such Originator has complied with its Credit and Collection Policies in all material respects, and such policies have not changed since the Closing Date, except in accordance with the Transaction Documents.
(j)    Compliance with Applicable Law. It has complied in all respects with all Applicable Laws to which it may be subject, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(k)    Level I Trigger Event; Eligible Receivables. Each Transferred Receivable was (i) not subject to a Level I Trigger Event and (ii) an Eligible Receivable, in each case, on the date of any sale or contribution hereunder; provided that with respect to clause (a) of the definition of “Eligible Receivable” for the purposes of this representation and warranty (but not for purposes of determining the Net Pool Balance or for any other purpose) it will be deemed to comply with such clause (a) to the extent (a) the Initial Servicer, the Borrower and the Originators do not have actual knowledge that an Obligor is organized outside the jurisdiction of the United States and (b) that Transferred Receivables as to which Governmental Authorities are the related Obligor do not represent a material portion of the Unpaid Balance of the Transferred Receivables taken as a whole (it being understood for the purpose of this clause that any amount representing less than 5% of the Unpaid Balance of all Transferred Receivables shall not be deemed a material portion).
(l)    Investment Company Act. Such Originator is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, under (and as to each such term, as defined in) the Investment Company Act.
(m)    ERISA.
(i)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(ii)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) neither any DSG Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any DSG Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any DSG Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be subject to Section 4069 or 4212(c) of ERISA.

(iii)    Such Originator is not an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulations.
(n)    No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.
(o)    Solvent. Such Originator is Solvent.
(p)    Reliance on Separate Legal Identity. Each Originator hereby acknowledges that the Secured Parties, the Lenders and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Originator’s identity as a legal entity separate from the Borrower.
(q)    FCPA and Sanctions.
(i)    To its knowledge, none of the DSG Parties has, in the past three years, committed a violation of applicable regulations of OFAC, Title III of the USA Patriot Act or the FCPA or any other applicable anti-corruption laws in any material respect;
(ii)    None of the DSG Parties, or, to its knowledge, no director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is Holdings, the Borrower or any Subsidiary thereof located, organized or resident in a country or territory that is the subject of Sanctions; and
(iii)    The DSG Parties have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
(r)    Securitization Assets. None of the Transferred Receivables (after giving effect to the operation of Section 9.15 of the Credit Agreement and Section 12.02 of each of the indentures governing secured notes issued by Diamond Sports Group, LLC and any comparable provisions of any current or future secured indebtedness of FSN and its Affiliates) subject to any Lien of any Debt of FSN or any of its Affiliates other than the Lien of the Administrative Agent under this Agreement.
ARTICLE V
GENERAL COVENANTS
SECTION 5.01 Mutual Covenants. At all times prior to the Final Payout Date, Borrower and each Originator shall:

(a)    Compliance with Laws, Etc. Comply with its limited liability company agreement, articles of incorporation, bylaws or other constitutive documents and all requirements of Applicable Law with respect to it, the Transferred Receivables and each of the related Contracts, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Preservation of Existence. Do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises material to the conduct of its business, in each case (other than the preservation of its existence) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect
(c)    Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of the Borrower as a legal entity separate and apart from DSG and any Affiliate of DSG and (ii) not take any actions inconsistent with the terms of Section 7.08 of the Loan and Security Agreement or the Borrower’s limited liability company agreement.
The Parent may issue consolidated financial statements that include Borrower, but such financial statements shall contain a footnote to the effect that the Pool Receivables and Related Assets of Borrower are not available to creditors of the Parent. If any Originator provides Records relating to Pool Receivables to any creditor of such Originator, such Originator shall also provide to such creditor a notice indicating that (A) such Pool Receivables have been conveyed to the Borrower and pledged to the Administrative Agent in accordance with the Transaction Documents and (B) any Collections held by it relating to such Pool Receivables are held in trust pursuant to the Loan and Security Agreement. Each Originator shall cause its financial statements to disclose the separateness of Borrower and that the Pool Receivables originated by such Originator are owned by Borrower and are not available to creditors of such Originator or of its Affiliates.
SECTION 5.02 Additional Covenants of Each Originator. At all times prior to the Final Payout Date, each Originator shall:
(a)    Inspections. (i) From time to time, upon reasonable prior notice and during regular business hours, permit each Lender, the Administrative Agent or any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent or such Lender, as applicable (at the sole cost and expense of the Initial Servicer), (A) to examine all Records in its possession or under its control or its Affiliates or agents, and (B) to visit its offices and properties or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables, its performance hereunder or its financial condition and results of operations with any of its officers or employees or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent or such Lender with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent or such Lender to conduct, at such Originator’s expense, a review of its books and records relating to Pool Receivables; provided that such Originator shall only be required to reimburse any Person for reasonable and documented costs and expenses; and provided, further that notwithstanding the foregoing, unless an Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default shall have occurred and be continuing at the time any such audit/inspection is requested, such Originator shall not have any obligation to reimburse any Person other than with respect to a single audit/inspection of the DSG Parties as a whole during any calendar year, and the aggregate amount reimbursable by all the DSG Parties with respect to such annual audit/inspection shall not exceed $50,000,00.
(b)    Keeping of Records and Books of Account: Delivery, Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security (including records adequate to permit the identification of each new Transferred Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed) on or before the applicable Collection Sweep Date. At any time during the continuation of an Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or an Event of Default, upon the request of the Administrative Agent, deliver copies or originals of all Contracts to the Administrative Agent or to the Back-up Servicer or a successor Servicer at its direction, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Pool Receivable against any Obligor thereof. Notwithstanding the foregoing, with respect to the Protected Contracts, this covenant is subject to the provisions of Section 8.09 of the Loan and Security Agreement.
(c)    Performance and Compliance with Transferred Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Transferred Receivables, unless such Originator or Servicer makes a Deemed Collection in respect of the entire Unpaid Balance thereof in accordance with Section 3.02.
(d)    Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of such Originator referred to in Annex 1 or, upon five (5) days’ prior written notice to the Administrative Agent at such other locations in jurisdictions where all action required by Section 8.06 of the Loan and Security Agreement shall have been taken and completed.
(e)    Credit and Collection Policies. Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the other Related Security, the related Contract and the servicing and collection thereof.

Collections. Ensure all Obligors have been instructed in writing to remit Collections of Pool Receivables to an Originator Account (including the Legacy Fox Account) and, in the event such Originator receives any Collections with respect to Pool Receivables (whether to an Originator Collection Account or otherwise) any such Collections shall be held in trust by such Originator for the benefit of the Borrower and such Originator shall deposit such Collections in a Borrower Collection Account no later than the applicable Collection Sweep Date. In the event that any funds other than Collections on Pool Receivables are deposited into any Originator Collection Account, the Originator shall identify such funds and transfer such funds to the appropriate Person or another account of such Originator by the applicable Collections Sweep Date. Such Originator shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i)  identify Collections of Pool Receivables received from time to time and (ii) segregate on or before the applicable Collection Sweep Date Collections of Pool Receivables from property of any DSG Party and their respective Affiliates other than the Borrower. Such Originator shall ensure that no disbursements are made from any Originator Collection Account, other than such disbursements in accordance with this clause.
(g)    Insurance. Maintain, with insurance companies that it believes are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which it believes (in its good faith judgment) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as it believes (in its good faith judgment) are reasonable and prudent in light of the size and nature of its business; and (b) will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance maintained by it shall (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names Administrative Agent, on behalf of the Secured Parties as the loss payee thereunder.
(h)    Maintenance of Secure Data Room. Upload all Contracts (together with any related supplements or amendments) and invoices to the applicable Secure Data Room accessible by the Escrow Agent as specified in Section 3.01(g) and 3.01(h) (as applicable).
SECTION 5.03 Reporting Requirements. From the date hereof until the Final Payout Date, each Originator will furnish (or cause to be furnished) to Borrower and to the Administrative Agent each of the following:
(a)    Notices. Promptly upon its receipt of any material written notice, request for consent, financial statements, certification, report or other material written communication under or in connection with any Transaction Document from any Person other than the Borrower, the Administrative Agent or any Lender, copies of the same.
(b)    Compliance Information. Promptly following a request therefor, any documentation or other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(c)    Defaults. Promptly after any Responsible Officer of such Originator obtains actual knowledge thereof, notice of the occurrence of any Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default, accompanied by a written statement of a Responsible Officer of such Originator setting forth details of such event and the action that such Originator proposes to take with respect thereto, such notice to be provided promptly (but not later than three (3) Business Days) after such Originator obtains actual knowledge of any such event.
(d)    Other Events. Promptly after any Responsible Officer of the Initial Servicer obtains actual knowledge thereof, notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against such Originator and affecting the such Originator or the receipt of a written notice of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect.
(e)    Change in Credit and Collection Policies or Business. At least five (5) Business Days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment could be construed as adverse to the interests of the Credit Parties, requesting the Administrative Agent’s and the Required Lenders’ consent thereto(ii) any change in the character of the Initial Servicer’s business that has or could reasonably be expected to materially and adversely affect the ability of the Initial Servicer to perform its obligations hereunder or that would prevent the Initial Servicer from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting the Administrative Agent’s and the Required Lenders’ consent thereto.
SECTION 5.04 Negative Covenants of Each Originator. From the date hereof until the Final Payout Date, each Originator shall not:
(a)    Sales, Adverse Claims, Etc. Except as otherwise provided herein (and without limitation of its ability to sell, assign or dispose of assets other than the Pool Receivables, the Contracts and the Related Security under the Credit Agreement), sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest therein, or any proceeds of any of the foregoing, or any account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.
(b)    Extension or Amendment of Receivables. Except as permitted under Section 8.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.
(c)    Change in Credit and Collection Policies. Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies in a manner that could be materially adverse to the interests of the Credit Parties without the prior written consent of the Administrative Agent and the Required Lenders.
(d)    Change in Collection Account Banks. (i) Add any bank account not listed on Schedule II to the Loan and Security Agreement as a Collection Account unless the Administrative Agent and the Required Lenders shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new account, (ii) terminate any Collection Account or related Account Control Agreement without the prior written consent of the Administrative Agent and the Required Lenders and, in each case, only if all of the payments from Obligors (other than Excluded Obligors) that were being sent to such Collection Account will, upon termination of such Collection Account and at all times thereafter, be deposited in a Borrower Collection Account covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement without the prior written consent of Administrative Agent and the Required Lenders.
(e)    Mergers, Acquisitions, Sales, Etc. Consolidate with or merge with any Person (other than another Originator), or convey, transfer or lease substantially all of its assets as an entirety to any Person (other than another Originator), unless in the case of any merger or consolidation (i) it shall be the surviving entity or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Administrative Agent and each Lender an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of it under this Agreement and each other Transaction Document, (C) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, and (D) the Administrative Agent and each Lender receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.
(f)    Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account other than a Collection Account or (ii) permit funds other than Collections on Pool Receivables to be deposited into any Borrower Collection Account for any material period of time.
(g)    Access to Secure Data Room. Revoke, rescind, permit to lapse, obstruct or otherwise hinder or delay Escrow Agent’s access to any Secure Data Room.

ARTICLE VI
TERMINATION OF PURCHASES
SECTION 6.01 Early Amortization Event. Upon the occurrence and during the continuation of an Early Amortization Event, the sale and contribution of Receivables and Related Assets pursuant to this Agreement may, at the discretion of the Borrower, be terminated with respect to all Obligors.
SECTION 6.02 Automatic Termination of Purchases. The sale or contribution of any Receivables and Related Assets pursuant to this Agreement shall automatically terminate if an Event of Bankruptcy shall have occurred and remain continuing with respect to such Originator or Borrower.
ARTICLE VII
INDEMNIFICATION
SECTION 7.01 Each Originator’s Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, but subject to Section 8.06, each Originator hereby agrees to indemnify and hold harmless Borrower, Borrower’s Affiliates and all of their respective successors, transferees, participants and assigns, Administrative Agent and any Secured Party under the Loan and Security Agreement, and all officers, members, managers, directors, shareholders, officers, employees and agents of any of the foregoing (each an “Originator Indemnified Party”), from and against any and all claims, losses, liabilities and related costs (including in respect of any claims brought by any DSG Party) (including Attorney Costs (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) resulting from this Agreement or any other Transaction Document or the ownership, maintenance or purchasing of the Pool Receivables by the Borrower or in respect of or related to any such Pool Receivables or Related Assets; excluding however Originator Indemnified Amounts to the extent (x) resulting primarily from the gross negligence or willful misconduct by the Originator Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) resulting primarily from a material breach of any Transaction Document on the part of such Originator Indemnified Party, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) that constitute recourse with respect to a Pool Receivable or the Related Assets by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting the foregoing, each Originator, shall pay on demand, subject to the express limitations set forth in this Section 7.01, to each Originator Indemnified Party any and all amounts necessary to indemnify such Originator Indemnified Party for any and all Originator Indemnified Amounts resulting from any of the following:
(a)    the transfer by such Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable and Related Assets to Borrower pursuant to this Agreement and the grant of a security interest or ownership interest to Borrower pursuant to this Agreement or the subsequent pledge to the Administrative Agent;
(b)    any representation, warranty or statement made or deemed made by such Originator (or any of its officers or Affiliates) under or in connection with this Agreement or any Transaction Document, any Information Package, any Interim Report or any other information or report delivered by or on behalf of any Originator pursuant hereto, which shall have been, taken as a whole, untrue or incorrect in any material respect in light of the circumstances when made or deemed made;
(c)    the failure of such Originator to comply with any Applicable Law with respect to any Receivable or Related Assets transferred by the Originators or the nonconformity of any such Receivable or Related Assets with any such Applicable Law;
(d)    the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Assets) transferred by such Originator, or purported to be transferred by such Originator, to Borrower pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);
(e)    any attempt by any Person (including Borrower) to void the transfers by such Originator contemplated hereby under statutory provisions or common law or equitable action;
(f)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivable and the other Related Assets in respect thereof, transferred by such Originator, or purported to be transferred by such Originator, to Borrower pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any time thereafter;
(g)    any dispute, claim, offset, defense, or other similar claim or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool transferred by such Originator, or purported to be transferred by such Originator, to Borrower pursuant to this Agreement (including a defense based on such Receivable or the Related Assets not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(h)    any failure of such Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document;
(i)    any suit or claim related to the Receivables or Related Assets transferred by such Originator, or purported to be transferred by such Originator, to Borrower pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable or Related Asset);
(j)    the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Assets (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied);
(k)    any investigation, litigation or proceeding related to this Agreement or any other Transaction Document or the use of proceeds of any purchase hereunder or in respect of any Receivable or other Related Assets or any related Contract (except to the extent relating to a credit losses on the Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor);
(l)    any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(m)    if legally required, the failure by such Originator to notify any Obligor of the assignment pursuant to the terms hereof of any Pool Receivable or Related Assets to Borrower (and subsequently, as pledged under the Loan and Security Agreement to Administrative Agent for the benefit of Lenders);
(n)    the failure by such Originator to comply with the “bulk sales” or analogous Applicable Laws of any jurisdiction;
(o)    any failure of such Originator to perform any of its respective duties or obligations under any Contract related to any Pool Receivable;
(p)    any failure by any DSG Party to obtain any Obligor’s consent to any transfer, sale or assignment of any rights and duties under a Contract that requires the Obligor thereunder to consent to any such transfer, sale or assignment of any rights and duties thereunder; or
(q)    any commingling of any Collections by such Originator relating to the Pool Receivables or Related Assets with any of its own funds or the funds of any other Person.
The foregoing indemnities shall apply whether or not liabilities and costs set forth above are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability.
SECTION 7.02 Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless, then each Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and such Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations.
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Originator therefrom shall in any event be effective unless the same shall be in writing and signed by Borrower and consented to in writing by the Administrative Agent and (if an amendment) such Originator, and if such amendment or waiver affects the obligations of the Performance Guarantor, the Performance Guarantor consents in writing thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 8.02 No Waiver; Remedies. No failure on the part of Borrower or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. If an Event of Default has occurred and is continuing, Borrower (or Administrative Agent as assignee of Borrower’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Receivables and Related Assets)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Applicable Law.
SECTION 8.03 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name Annex 2 or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (iii) notices and communications sent by other means shall be effective when received.
SECTION 8.04 Integration; Binding Effect; Assignment. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. Each Originator acknowledges that institutions providing financing pursuant to the Loan and Security Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Loan and Security Agreement. Each party hereto acknowledges that Borrower’s rights under this Agreement may be derivatively asserted by, and/or assigned to, the Administrative Agent or another Secured Party under, and in accordance with the terms and conditions of, the Loan and Security Agreement, consents to such assertion and assignment and to the exercise of those rights directly by the Administrative Agent or another Secured Party to the extent permitted by the Loan and Security Agreement and acknowledges and agrees that Borrower, the Administrative Agent, a Lender and the other Affected Persons and each of their respective successors and permitted assigns are express third party beneficiaries of this Agreement.
SECTION 8.05 Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or Borrower pursuant to Article IV, the indemnification provisions of Article VII and the provisions of Sections 3.02, 8.04, 8.05, 8.06, 8.08, 8.09, 8.10 and 8.11 shall survive any termination of this Agreement.
SECTION 8.06 Costs, Expenses and Taxes. In addition to its obligations under Article VII, each Originator, jointly and severally, agrees to pay promptly (a) all of Borrower’s, each Credit Party’s and Administrative Agent’s actual and reasonable out-of-pocket costs and expenses of preparation of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; (b) all actual and reasonable out-of-pocket fees, expenses and disbursements of counsel to Borrower, each Credit Party and Administrative Agent in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any DSG Party; (c) all the actual costs and reasonable out-of-pocket expenses of creating and perfecting security interests in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Borrower, each Credit Party and Administrative Agent; (d) all of Borrower, each Credit Party’s and Administrative Agent’s actual out-of-pocket costs and reasonable fees, expenses for, and disbursements of any of Borrower’s, such Credit Party’s or Administrative Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees incurred by Borrower, each Credit Party and the Administrative Agent; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Pool Receivables and Related Assets; (f)  after the occurrence of an Unmatured Initial Servicer Default, Initial Servicer Default, an Unmatured Event of Default or an Event of Default, all actual and reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Borrower, any Credit Party, Administrative Agent and Lenders in collecting any payments due from any DSG Party hereunder or under the other Transaction Documents by reason of such Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Pool Receivables or Related Assets or the enforcement of the Transaction Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
SECTION 8.07 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 8.08 GOVERNING LAW, JURISDICTION, CONSENT TO SERVICE OF PROCESS.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Transaction Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Transaction Document against any DSG Party or its properties in the courts of any jurisdiction.
(c)    Each of parties hereto hereby irrevocably and unconditionally waives, to the full extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.03. Nothing in any Transaction Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 8.10 Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 12.06 of the Loan and Security Agreement as if they were set forth herein mutatis mutandis.
SECTION 8.11 No Proceedings. Each Originator agrees, for the benefit of the parties to the Loan and Security Agreement, that it will not institute against, or join any other Person in instituting against, the Borrower any Event of Bankruptcy until one year and one day after the Final Payout Date. In addition, all amounts payable by Borrower to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose.
SECTION 8.12 Nonrecourse Obligations. Notwithstanding any provision in any other Section of this Agreement to the contrary, any obligation of Borrower to pay any amounts payable to the Originators pursuant to this Agreement shall be without recourse to Originator except to the extent that funds are available to Borrower pursuant to the terms of the Loan and Security Agreement for such payment (collectively, the “Borrower Available Amounts”). In the event that amounts payable to the Originators pursuant to this Agreement exceed Borrower Available Amounts, the excess of the amounts due hereunder (and subject to this Section 8.12) over the Borrower Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code against Borrower until such time as Borrower has Buyer Available Amounts.
SECTION 8.13 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 8.14 Joint and Several Liability; Set-off. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of each of the Originators hereunder. The obligations of the Originators’ hereunder shall not be subject to any counterclaim, setoff, deduction or defense based upon any related or unrelated claim which any Originator may now or hereafter have against the Borrower or any Secured Party. The Borrower and the Administrative Agent (as assignee of the Borrower’s rights hereunder) are hereby authorized (in addition to any other rights such party may have under the Loan and Security Agreement or other Transaction Documents) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Borrower or the Secured Parties, as applicable (including by any branches or agencies of any Secured Party), to, or for the account of any Originator against amounts owing by any Originator hereunder (even if contingent or unmatured).
SECTION 8.15 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
ARTICLE IX
JOINDER OF ADDITIONAL ORIGINATORS; REMOVAL OF ORIGINATORS
SECTION 9.01 Addition of New Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of Borrower, Servicer, the Required Lenders and the Administrative Agent, provided, that the following conditions are satisfied on or before the date of such addition:
(a)    Servicer shall have given Administrative Agent and Borrower at least fifteen (15) days’ prior written notice of such proposed addition and the identity of each such proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as Administrative Agent may reasonably request;
(b)    Performance Guarantor shall have executed and delivered to Administrative Agent an amendment to the Performance Guaranty in form and substance acceptable to Administrative Agent (in its sole discretion) under which the obligations of guaranteeing such proposed additional Originator’s obligations hereunder and under each other Transaction Document on the same terms and conditions as it guarantees the obligations of the existing Originators;
(c)    each such proposed additional Originator has executed and delivered to the Borrower and Administrative Agent an agreement substantially in the form attached hereto as Exhibit 9 (a “Joinder Agreement”);
(d)    each such proposed additional Originator has delivered to Borrower and Administrative Agent each of the applicable documents with respect to such Originator described in Section 5.01 of the Loan and Security Agreement;

(e)    the Purchase and Sale Termination Date shall not have occurred;
(f)    no Unmatured Initial Servicer Default, Initial Servicer Default, Early Amortization Event, Unmatured Amortization Event, Event of Default or Unmatured Event of Default shall have occurred and be continuing; and
(g)    each such proposed additional Originator is organized under the laws of  the United States or any state of subdivision.
SECTION 9.02 Removal of Originators. Any Originator may terminate its ability to sell and assign Receivables to Borrower hereunder so long as each of the following conditions is satisfied:
(i)    Borrower and the Administrative Agent, shall have received prior written notice from such Originator (a “Terminating Originator”) specifying the effective date for such termination which shall not be sooner than 15 days after Borrower and the Administrative Agent receives such notice;
(ii)    immediately after giving effect to such termination, no Borrowing Base Deficit shall exist (and the Servicer shall have delivered calculations evidencing satisfaction of this condition precedent in form and substance satisfactory to the Administrative Agent);
(iii)    both immediately before and after giving effect to such termination, no Early Amortization Event, Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default shall have occurred and be continuing or shall reasonably be expected to occur and such Terminating Originator shall be deemed to have represented and warranted as to such on and as of the Termination Effective Date (such representation and warranty to survive such Terminating Originator’s termination as a party hereto);
(iv)    either (a) such Terminating Originator has given the Administrative Agent prior written notice of its intent to stop selling Receivables and the Terminating Originator has notified the Administrative Agent, and the Administrative Agent has confirmed, that there are no Pool Receivables originated by such Terminating Originator outstanding or (b) any existing Pool Receivables originated by such Terminating Originator are repurchased by such Terminating Originator pursuant to an agreement acceptable to the Administrative Agent in its sole and absolute discretion; and
(v)    such Terminating Originator is not obligated to perform any transitional services with respect to any Pool Receivable, Contract or any Transaction Document.
Any termination by an Originator pursuant to this Section 9.02 shall become effective on the later to occur of (i) the first Business Day that follows the day on which the requirements of foregoing clauses (i) through (vi) shall have been satisfied or (ii) the date specified in the notice referred to in the foregoing clause (i) (the “Termination Effective Date”). Any termination by an Originator pursuant to this Section 9.02 shall terminate such Originator’s right to sell Receivables and the Related Assets to Borrower and Borrower’s agreement, with respect to such Originator, to purchase such Receivables and Related Assets; provided, however, that such termination shall not relieve such Originator of any of its other obligations, to the extent such obligations relate to Transferred Receivables (and Related Assets with respect thereto) originated by such Originator prior to the Termination Effective Date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FOX SPORTS NET, LLC,
By: Diamond Sports Group, LLC,
as Initial Servicer and as an Originator
By: /s/ Christopher Ripley
Name: Christopher Ripley
Title: President
DIAMOND SPORTS FINANCE SPV, LLC,
By: Fox Sports Net, LLC,
as Borrower
By: /s/ Christopher Ripley
Name: Christopher Ripley
Title: Chief Executive Officer

ARC HOLDING, LTD.
By: Sports Holding, LLC and Fox Sports Net, LLC

FASTBALL SPORTS PRODUCTIONS, LLC
FOX SPORTS NET OHIO, LLC
By: Fox Ohio Holdings II, LLC
By: Fox Ohio Holdings, LLC
By: Fox Sports Net, LLC

DIAMOND SPORTS FINANCE SPV, LLC
FOX SPORTS NET WEST 2, LLC
FOX SPORTS NET NORTH, LLC
FOX COLLEGE SPORTS, LLC
FOX SPORTS NET FLORIDA, LLC
By:    Fox Sports Net, LLC

FOX SPORTS NET ARIZONA, LLC
By: Fox Sports Net Arizona Holdings, LLC
By: Fox Sports Net, LLC
FOX SPORTS NET DETROIT, LLC
By: FRSM Holdings LLC
By: Fox Sports Net, LLC

SPORTSOUTH NETWORK, LLC
SPORTSOUTH NETWORK II, LLC
By: Fox-BRV Southern Sports Holdings, LLC
By: FSN Southern Holdings, LLC
By: Fox Sports Net, LLC

FOX SPORTS SUN, LLC
By: Sunshine Holdco, LLC
By: Fox Sports Net, LLC

each as an Originator

/s/ Christopher Ripley
Name: Christopher Ripley
Title: Chief Executive Officer

Exhibit 2.02

FORM OF PURCHASE REQUEST
_________, ___
Diamond Sports Finance SPV, LLC
350 10th Avenue, Suite 400
San Diego, CA 92101

Credit Suisse AG, New York Branch,
as Administrative Agent
Eleven Madison Avenue
New York, New York 10010
Ladies and Gentlemen:
Reference is made to the Purchase and Sale Agreement (the “Sale Agreement”) dated as of September 23, 2020 among Diamond Sports Finance SPV, LLC, a Delaware limited liability company (“Borrower”), Fox Sports Net, LLC, a Delaware limited liability company, as initial servicer (in such capacity, the “Servicer”) and the originators party thereto (the “Originators”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Sale Agreement.
This request constitutes a “Purchase Request” pursuant to Section 2.02 of the Sale Agreement and constitutes an offer to sell to Borrower the Receivables identified in the [Excel Spreadsheet transmitted to you with this request] (such Receivables, together with the Related Assets, the “Offered Receivables” and the Originators identified therein the “Applicable Originators”) and is delivered by us at the direction and on behalf of the Originators in our capacity as Servicer. By our signature hereto, we hereby certify that to our knowledge and to the knowledge of the Orginators:

(a)
no Event of Default, Unmatured Event of Default, Unmatured Early Amortization Event, Early Amortization Event, Unmatured Initial Servicer Default or Initial Servicer Default has occurred and is continuing; and

(b)
the Applicable Originator’s representations and warranties set forth in Sections 4.01 and 4.02 of the Sale Agreement are expected to be true and correct on and as of the applicable Purchase Date (or, if such representation or warranty is expressly made only as of another date, as of such date) including with respect to the Offered Receivables.

By authorizing the delivery of this request, each of the Applicable Originators does hereby offer to  grant, bargain, sell, transfer, assign and set over unto Borrower and its successors and assigns all right, title and interest of such Applicable Originator, in and to Offered Receivables. Such offer shall be accepted in accordance with the terms of Article II of the Sale Agreement.
This request, including the offer contained herein, is delivered pursuant to and is subject to the terms the Sale Agreement, including the choice of law provisions contained therein.
FOX SPORTS NET, LLC
By:
Name:
Title: